SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2003

ACE*COMM Corporation

(Exact name of registrant as specified in its charter)

Maryland	000-21059	52-1283030

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

704 Quince Orchard Road, Gaithersburg, Maryland 20878

(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 721-3000

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

          On August 4, 2003, ACE*COMM Corporation entered into a non-binding Letter of Intent with i3 Mobile, Inc. (“i3”) pursuant to which ACE*COMM is proposing to aquire 100% of the outstanding stock of i3 for shares of ACE*COMM common stock (the “Proposed Transaction”). The number of shares of ACE*COMM stock would be determined by a formula valuing ACE*COMM’s common stock at market value less a discount and valuing i3 Mobile at an amount equal to its cash, net of specified liabilities and commitments at the closing of the merger.

          The consummation of the Proposed Transaction is contingent upon: (1) each of ACE*COMM and i3 conducting, and being satisfied in all respects with the results of, a due diligence investigation of the other party; (2) the preparation and execution of a definitive merger agreement by and between ACE*COMM and i3; (3) the receipt of all necessary governmental, corporate and third-party consents and approvals; and (4) the absence of any material adverse change with respect to ACE*COMM or i3.

          If the Proposed Transaction is consummated, at closing, ACE*COMM would expand its existing four-member board of directors to six, of which, i3 would appoint two designees to serve as directors.

          The Letter of Intent may be terminated if the definitive merger agreement is not executed within 21 days following the date of the Letter of Intent or may be terminated by mutual agreement between ACE*COMM and i3.

          Reference is made to Exhibit 10.1 to this filing for more complete information respecting the Letter of Intent. A copy of the press release announcing the sale is attached hereto as Exhibit 99.1

Item 7. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

     10.1 Letter of Intent, dated August 4, 2003 between i3 Mobile, Inc. and ACE*COMM Corporation.

     99.1 Press release, dated August 5, 2003, announcing entering into the Letter of Intent between i3 Mobile, Inc. and ACE*COMM Corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE*COMM CORPORATION (Registrant)

Date: August 6, 2003	/s/Steven R. Delmar
Name: Steven R. Delmar
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Letter of Intent, dated August 4, 2003 between i3 Mobile, Inc. and ACE*COMM Corporation.

99.1	Press release, dated August 5, 2003, announcing entering into the Letter of Intent between i3 Mobile, Inc. and ACE*COMM Corporation.